DEBT AMENDMENT

The Holder (the "Holder") is the holder of an outstanding promissory note issued by WRAPmail Inc. (the "Company"), in the principal amount of $15,000 of which the Company has (the "Note"),

The Holder and the Company now desire to amend certain provisions of the Notes as follows:

(a)

the Note, including all accrued interest thereon, shall be convertible into shares of the Company's common stock at a conversion price equal to the lesser of (i) $0.01, or (ii) fifty percent (50%) of the lowest Closing Bid Price of the Common Stock for the thirty (30) Trading Days preceding the Conversion Date;

(b)

the Maturity Date of the Notes shall be extended to February 1, 2017; and

(c)

The Holder may not convert the Notes to the extent such conversion would result in the Holder, together with any affiliate thereof, beneficially owning (as determined in accordance with Section 13(d) of the Exchange Act and the rules promulgated thereunder) in excess of 9.999% of the then issued and outstanding shares of Common Stock held by such Holder after application of this Section. Since the Holder will not be obligated to report to the Company the number of shares of Common Stock it may hold at the time of a conversion hereunder, unless the conversion at issue would result in the issuance of shares of Common Stock in excess of 9.999% of the then outstanding shares of Common Stock without regard to any other shares which may be beneficially owned by the Holder or an affiliate thereof, the Holder shall have the authority and obligation to determine whether the restriction contained in this Section will limit any particular conversion hereunder and to the extent that the Holder determines that the limitation contained in this Section applies, the determination of which portion of the principal amount of Notes are convertible shall be the responsibility and obligation of the Holder. If the Holder has delivered a Conversion Notice for a principal amount of Notes that would result in the issuance of in excess of the permitted amount hereunder, without regard to any other shares that the Holder or its affiliates may beneficially own, the Company shall notify the Holder of this fact and shall honor the conversion for the maximum principal amount permitted to be converted on such Conversion Date and, at the option of the Holder, either retain any principal amount tendered for conversion in excess of the permitted amount hereunder for future conversions or return such excess principal amount to the Holder. The provisions of this Section may be waived by a Holder (but only as to itself and not to any other Holder) upon not less than 65 days prior notice to the Company.

This Agreement shall be construed as to both validity and performance and enforced in accordance with and governed by the laws of the State of New York, without giving effect to the conflicts of the law principles thereof.

This Agreement may not be modified or changed except by an instrument or instruments in writing executed by the parties hereto.

Dated: December 21, 2016

WRAPmail, Inc

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Marco Alfonsi, CEO

Jeffrey J. Frantz

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